Exhibit 99.1

NEWS RELEASE Investor and media contact:

Paul D. Borja Executive Vice President / CFO 1 (248) 312-5580

FOR IMMEDIATE RELEASE
Flagstar Bancorp, Inc. Elects Joseph P. Campanelli
President and Chief Executive Officer
Troy, Michigan (October 1, 2009) - Flagstar Bancorp, Inc., (NYSE: FBC) (the “Company”) , the holding company of Flagstar Bank (“Flagstar”), today announced that Joseph P. Campanelli has been elected President and Chief Executive Officer by the Company’s Board of Directors, effective immediately. Mr. Campanelli will replace Mark T. Hammond, who had previously announced his departure. Mr. Hammond had served as Flagstar’s President since 1995 and Chief Executive Officer since 2002.
Mr. Campanelli will also join the Board of Directors.
“Joe Campanelli is an established corporate leader who understands the marketplace and has a track record of managing growth and increasing shareholder value,” said Flagstar Bancorp Chairman Thomas J. Hammond. “We’re excited about this new era for Flagstar.”
Mr. Campanelli is the former President and CEO of Sovereign Bank and its parent Sovereign Bancorp, Inc., which included nearly 750 community banking offices and approximately 12,000 team members from New Hampshire to Maryland. He has successfully managed through a variety of economic conditions and has a track record of leading transformational change. He oversaw the integration of one of the largest and most complex branch and business acquisitions in U.S. banking history more than doubling assets under management at Sovereign Bancorp.
“I am thrilled to be joining the Flagstar team. This is an exciting time and there are tremendous opportunities for growth,” said Mr. Campanelli. “Flagstar has an excellent core franchise, a dedicated and skilled workforce and a strong market position originating and servicing residential mortgages. We have a great future ahead of us.”
Separately, the Board accepted the resignation of B. Brian Tauber. Mr. Tauber is stepping down from the Board to concentrate on his existing business priorities on the East and West coasts. The Board expressed its thanks for Mr. Tauber’s contributions over his four years of service.
Flagstar Bancorp, with $16.4 billion in total assets at June 30, 2009, is the largest savings bank headquartered in the Midwest. At June 30, 2009, Flagstar operated 175 banking centers in Michigan, Indiana and Georgia and 45 home loan centers in 18 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.